UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Earliest Event Reported: October 30, 2014

Empire Energy Corporation International
(Exact name of registrant as specified in its charter)

Nevada	1-10077	87-0401761
(State or other jurisdiction of Incorporation)	(Commission file number)	(IRS employer identification no.)

6750 Antioch Road
Merriam, Kansas 66204
(Address of principal executive offices, including zip code)

+61 3 6231 3529
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

      .Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

      .Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On November 3, 2014 Empire Energy Corporation International issued the following press release.

New York Judge Denies Smart Win's Motion for Summary Judgment against Empire Energy Corporation International.

NY, NY, October 30, 2014. Justice Jeffrey K. Oing of the New York State Supreme Court today denied the motion of Smart Win International Limited for an award of summary judgment against Empire Energy Corporation International. Justice Oing also ruled that Empire could proceed on its breach of contract counterclaim against Smart Win.

Earlier this year, Smart Win had moved for summary judgment of more than AUD $2 million judgment against Empire. Justice Oing determined that the 2008 agreement between Smart Win and Empire did not preclude the possibility that Empire's costs in drilling for oil in Tasmania might exceed an AUD$ 5 million funding commitment by Smart Win reflected in the 2008 agreement. The judge noted that, for purposes of a summary judgment motion, the fact that Empire's prediction that the initial drilling costs might exceed AUD $ 5 million did not entitle Smart Win to "turn off" the funding "spigot" of up to the AUD $ 5 million commitment even if Empire, as it pursed its drilling efforts based on Smart Win's commitment of as much as $ 5 million, faced the possibility of cost overruns beyond the AUD $ 5 million. According to its own complaint, Smart Win stopped making advances after it had advanced only approximately AUD $ 3 million of the AUD $5 million.

Justice Oing explicitly ruled that summary judgment could not be granted to Smart Win on all four of the causes of action it had asserted in the complaint Smart Win filed in 2010.

Justice Oing also determined that Empire's counterclaim for breach of contract against Smart Win stemming from Smart Win's suspension of advances could proceed to trial. In responding to a suggestion by Smart Win's counsel that any damages caused to Empire by Smart Win's suspension of advances was "too speculative," Justice Oing disagreed with that position, specifically reading into the record the testimony of John Garrison, a director of Empire, that, as Mr. Garrison testified, the conduct of Smart Win "stopped the process of drilling this well. It stopped the process before we [Empire] were able to reach a point in the well of proving that it was a productive well. There were hydrocarbons there to recover. [Smart Win] restricted us from raising other funds. It created significant uncertainty around this by having the issue that was detrimental in dealing with other parties. It put uncertainty into other fund-raising. It stopped our progress and left us incurring standby costs from the drillers because they couldn't move ahead. So it increased the costs and shut down the process, and essentially put the company out of business. [Smart Win] added ammunition to the state of opponents trying to take the license from us."

After quoting this deposition testimony by Mr. Garrison, Justice Oing ruled that a trial was needed on the extent to which Empire sustained damages as a result of Smart Win's possible breach of the full funding commitment. The judge commented that the damages Mr. Garrison identified were not "speculative" for purposes of a motion for summary judgment and that a trial was necessary at which Empire could seek to attempt to prove the financial damages it sustained as a result of what Mr. Garrison described as Smart Win's "putting" Empire "out of business."

Under New York law, a motion for summary judgment is a process by which one party seeks to avoid trial by asserting that the facts are so clear that the party moving for summary judgment should win solely on the basis of information contained in affidavits and other documents. When summary judgment is denied, the issues as to which summary judgment were sought are reserved for trial.

Justice Oing also determined that the 2008 agreement between Empire and Smart Win, while it did contain language relating to a joint venture between Empire and Smart Win, also indicated that a further, more detailed agreement was required for a formal joint venture and that such an additional formal document, while prepared in draft, was never executed. Justice Oing noted that a joint venture could arise from an oral agreement, as Mr. Batista and Empire had argued, but that under the relevant original contract documents, although they referred to a "joint venture" between Smart Win and Empire, it was essential that a further document be executed. Smart Win's funding of the project stopped before that further document was finalized.

According to Mr. Batista, the judge's observation that a further written document was required before a formal joint venture was formed should not have an impact on the amount of damages Empire can attempt to prove on Empire's surviving breach of contract claim claim against Smart Win. In other words, Mr. Batista said, the damages for breach of contract, if Empire can establish that Smart Win breached the contract, would be the same as if the joint venture claim had survived.

Mr. Batista notes that nothing in today's rulings by Justice Oing can be viewed as a prediction as to whether Smart Win or Empire will prevail in whole or in part on their respective claims against each other. Now that the summary judgment motion has been resolved, Mr. Batista stresses that It is only a trial with actual witnesses and documents that will determine the claims and counterclaims.

The next status conference is scheduled for December 4, 2014. Its purpose will be to set a trial date. In response to an issue raised by Smart Win's counsel, Justice Oing refused to rule today on whether, as Mr. Batista has requested, the trial should be held in front of a jury or, as counsel for Smart Win has urged, the trial should be held solely in front of the judge himself as the trier of fact. Justice Oing said that issue could be resolved at a later date.

Contact: Malcolm Bendall

+61 3 6231 3529

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE ENERGY CORPORATION INTERNATIONAL

Dated: November 4, 2014

By: /s/ Malcolm Bendall

Mr. Malcolm Bendall

Chief Executive Officer

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